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                                                                    EXHIBIT 99.3

                   GERON ANNOUNCES $12.5 MILLION IN FINANCING

MENLO PARK, CA -- September 30, 1999 -- Geron Corporation (NASDAQ:GERN) announced today that it has entered into an agreement to sell $12.5 million in convertible debentures to one of its largest existing institutional investors.

"This financing, together with cash on the balance sheet and committed funding from partners, brings our total cash available to $51 million, which will allow Geron to continue investment in our stem cell and telomerase programs, and fund our new investment in nuclear transfer technology at the Roslin Institute," stated David L. Greenwood, Geron chief financial officer and senior vice president of corporate development.

The debentures are convertible by the investor at a fixed conversion price of $10.25 per share. The debentures convert at the company's option when the common stock has traded at a certain premium to the fixed conversion price for five (5) consecutive trading days. In addition, the investor will receive warrants to purchase up to 1.1 million shares of Geron common stock at a significant premium to the current market price. The warrants expire approximately eighteen (18) months following the closing.

Geron Corporation is a biopharmaceutical company focusing on discovering, developing and commercializing therapeutic and diagnostic products to treat cancer and other age-related chronic degenerative diseases. Geron's technology platform includes the discovery of small molecule inhibitors of telomerase for cancer therapy; telomere and telomerase-based research and diagnostic tools; telomerase activation to extend the replicative lifespan of normal cells; and complementary stem cell, gene therapy and nuclear transfer approaches to restore the function of degenerating organs.

Contact
Geron Corporation                          Investor Inquiries
Nancy Robinson                             John Nugent
Investor and Media Relations               Burns McClellan
650-473-7700                               212-213-0006

The company desires to take advantage of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Specifically, the company wishes to alert readers that the matters discussed in this press release may constitute forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the company's financial results is included in the company's Quarterly Report on Form 10-Q for the year quarter ended June 30, 1999.

Further information on Geron Corporation can be obtained at http://www.geron.com. To receive an index and copies of recent press releases, call Geron's news on Demand toll-free fax service, 1-800-782-3279.


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